EXHIBIT 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1 (this “Amendment”) dated as of December 10, 2008, to the Rights Agreement dated as of December 11, 1998 (the “Rights Agreement”), between BENCHMARK ELECTRONICS, INC., a Texas corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association, as rights agent (as successor rights agent to Harris Trust and Savings Bank) (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in order to extend the Final Expiration Date (as defined in the Rights Agreement) and to make certain other changes, all as set forth below; and

WHEREAS, the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 27 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendments to Section 1.

(a)  The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended by inserting the following parenthetical immediately after the words “a sufficient number of shares of Common Stock”:

“(or, in the case solely of Derivative Common Shares, such Person shall have failed (x) to terminate the subject derivative transaction or transactions or otherwise dispose of the subject derivative security or securities and (y) to establish to the satisfaction of the Board of Directors of the Company that such Derivative Common Shares are no longer beneficially owned with any intention of obtaining, changing or influencing the control of the Company)”

(b)  The definition of “Beneficial Owner” and “beneficially own” set forth in Section 1 of the Rights Agreement is hereby amended by (i) deleting the word “or” immediately after the semicolon at the end of clause (ii) thereof and (ii) inserting the following words immediately after the semicolon at the end of clause (iii) thereof:

“or

“(iv) that are the subject of, or the reference securities for, or that underlie, any Derivative Interest of such Person or any of such Person’s Affiliates or Associates, with the number of shares of Common Stock deemed beneficially owned being the notional or other number of shares of Common Stock specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of shares of Common Stock is specified in such documentation, as determined by the Board of Directors of the Company in its sole discretion to be the number of shares of Common Stock to which the Derivative Interest relates;”

(c)  The definition of “Business Day” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the words “the State of New York or the State of Illinois” and substituting therefor the words “the Commonwealth of Massachusetts”.

(d)  Section 1 of the Rights Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:

“‘Derivative Common Shares’, when used with reference to an Acquiring Person, shall mean shares of Common Stock that are deemed beneficially owned by an Acquiring Person solely as a result of the application of clause (iv) of the definition of “Beneficial Owner” and “beneficial ownership” set forth herein.”

and

“‘Derivative Interest’ shall mean (i) any derivative securities (as defined under Rule 16a-1 under the Exchange Act) and any other derivatives or similar agreements or arrangements with an exercise or conversion privilege or a periodic or settlement payment or payments or mechanism at a price or in an amount or amounts related to any security of the Company or with a value derived or calculated in whole or in part from the value of any security of the Company and (ii) any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any security of the Company, in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) any other transactions hedge the economic effect of such interest.”

(e)  The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the date “December 11, 2008” and substituting therefor the date “December 11, 2018”.

(f)  The definition of “Purchase Price” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the reference to “Section 4(a)” and substituting therefor “Section 4”.

Section 2.  Amendments to Section 2.  Section 2 of the Rights Agreement is hereby amended as follows:

(a)  The words “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)” are deleted in their entirety.

(b)  The last sentence thereof is deleted and replaced with the following sentences:

“The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon 10 days’ notice in writing to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

Section 3.  Amendment to Section 18.  Section 18(a) of the Rights Agreement is hereby amended by inserting the word “gross” immediately before the word “negligence” and after the word “without” in the second sentence thereof.

Section 4.  Amendment to Section 20.  Section 20(c) of the Rights Agreement is hereby amended by inserting the word “gross” immediately before the word “negligence” and after the word “own”.

Section 5.  Amendments to Section 21.  Section 21 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the second sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

Section 6.  Amendments to Section 26.

(a)  The notice information for the Company set forth in Section 26 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas  77515
Attention:  Corporate Secretary
Telephone No.:  (979) 849-6550
Facsimile No.:  (979) 848-5269

(b)  The notice information for the Rights Agent set forth in Section 26 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

Computershare Trust Company, N.A.
350 Indiana Street, Suite 800
Golden, Colorado  80401
Attention:  Client Services

Section 7.  Amendments to Section 32.  Section 32 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the period at the end thereof:

“Notwithstanding the foregoing, the Company and the Rights Agent may mutually agree to a jurisdiction other than Texas for any suit, action or other proceeding directly between and solely involving the Company and the Rights Agent arising out of this Agreement.”

Section 8.  Amendment to Rights Agreement. The Rights Agreement is hereby amended by inserting the following new Section 35:

“Section 35.  FORCE MAJEURE.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.”

Section 9.  Amendments to Exhibit A.  Exhibit A to the Rights Agreement is hereby amended by inserting at the end thereof the Form of Statement of Resolution Increasing Number of Shares set forth as Annex I hereto.

Section 10.  Amendments to Exhibit B.  Exhibit B to the Rights Agreement is hereby amended by (a) deleting each reference to the date “December 11, 2008” set forth therein and substituting therefor the date “December 11, 2018” and (b) deleting each reference to “19__” set forth therein and substituting therefor “20__”.

Section 11.  Amendments to Exhibit C.  Exhibit C to the Rights Agreement is hereby amended by (a) inserting immediately prior to the parenthetical “(the ‘Rights Agreement’)” in the first paragraph thereof the words “as it may from time to time be supplemented or amended” and (b) deleting the date “December 11, 2008” set forth in the third paragraph thereof and substituting therefor the date “December 11, 2018”.

Section 12.  Certification.  The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with the terms of Section 27 of the Rights Agreement.

Section 13.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 14.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 15.  Rights Agreement as Amended.  Upon the effectiveness of this Amendment, the term “Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

Section 16.  Ratification of Rights Agreement.  Except as otherwise expressly set forth herein, the Rights Agreement is hereby ratified and confirmed and remains in full force and effect as originally entered into as of December 11, 1998.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BENCHMARK ELECTRONICS, INC.
by
/s/ CARY T. FU
Name: Cary T. Fu Title: Chief Executive Officer

Attest:
by
/s/ KENNETH S. BARROW
Name: Kenneth S. Barrow Title: Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
by
/s/ KELLY GWINN
Name: Kelly Gwinn Title: Vice President

Attest:
by
/s/ IAN YEWER
Name: Ian Yewer Title: Branch President

ANNEX I

[Form of Statement of Resolution Increasing Number of Shares]

BENCHMARK ELECTRONICS, INC.

STATEMENT OF RESOLUTION
INCREASING NUMBER OF SHARES

Pursuant to Article 2.13 of the
Texas Business Corporation Act

Series A Cumulative Junior Participating Preferred Stock,
par value $0.10 per share

Benchmark Electronics, Inc., a Texas corporation (the “Corporation”), pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act and authority expressly vested in the Board of Directors of the Corporation by its Restated Articles of Incorporation, as amended, hereby submits the following statement for the purpose of amending the Statement of Resolution, filed with the Secretary of State of the State of Texas on December 14, 1998, establishing and designating the Series A Cumulative Junior Participating Preferred Stock, par value $0.10 per share, of the Corporation (the “Series A Preferred Stock”), to increase the number of authorized shares of the Series A Preferred Stock.

ARTICLE I

The name of the Corporation is Benchmark Electronics, Inc.

ARTICLE II

The following recitals and resolutions were duly adopted by the Board of Directors of the Corporation on December 10, 2008:

WHEREAS, the Board of Directors of the Corporation deems it desirable and in the best interests of the Corporation and its shareholders to amend the Statement of Resolution, filed with the Secretary of State of the State of Texas on December 14, 1998 (the “Original Statement of Resolution”), establishing and designating the Series A Cumulative Junior Participating Preferred Stock, par value $0.10 per share, of the Corporation (the “Series A Preferred Stock”), to increase the authorized number of shares of Series A Preferred Stock from 30,000 to 145,000;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation does hereby fix and determine the new number of authorized shares of Series A Preferred Stock to be 145,000 and does hereby amend Section 1 of the Original Statement of Resolution to read in its entirety as follows:

“1. ESTABLISHMENT AND DESIGNATION OF SERIES.  There is hereby established, out of the authorized but unissued shares of Preferred Stock of the Corporation, a series of Preferred Stock to be designated ‘Series A Cumulative Junior Participating Preferred Stock’ (the ‘Series A Preferred Stock’), to consist of an aggregate of 145,000 shares and to have the preferences, limitations and relative rights set forth herein.”

; and further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to make, execute and file with the Secretary of State of the State of Texas, in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act, a copy of these resolutions, and to take, or cause to be taken, such further action and to prepare or cause to be prepared and to execute and deliver, or to cause to be executed and delivered, in the name and on behalf of the Corporation all such further instruments and documents as any officer may deem to be necessary or advisable to effect the purpose and intent of the these resolutions and to be in the best interests of the Corporation (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be, by or under the direction of any authorized officer).

ARTICLE III

The foregoing recitals and resolutions have been duly adopted by all necessary corporate action on the part of the Corporation.

ARTICLE IV

Except as provided herein, the Original Statement of Resolution shall otherwise remain in full force and effect, as amended hereby.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this certificate to be signed by its Chief Executive Officer, and attested to by its Secretary, the 10th day of December, 2008.

BENCHMARK ELECTRONICS, INC.

By:
Name: Cary T. Fu Title: Chief Executive Officer

By:
Name: Kenneth S. Barrow Title: Secretary